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                      EXHIBIT 11 - CORUS BANKSHARES, INC.
                      COMPUTATION OF NET INCOME PER SHARE

                                                       Six Months Ended
                                                            June 30
(thousands, except per share amounts)                1997             1996
                                               ----------------  ---------------



Net Income (A)                                          $20,093          $22,127
                                                     ==========       ==========
Weighted Average Common Shares Outstanding               14,820           14,842
Weighted Average Common Share Equivalents (1)               166              160
                                                     ----------       ----------
Weighted Average Common Shares and
Common Stock Equivalents (B)                             14,986           15,002
                                                     ==========       ==========
Net Income per Common Share (A/B)                       $  1.34          $  1.47
                                                     ==========       ==========

(1) Common share equivalents result from stock options being treated as if they had been exercised and are computed by application of the treasury stock method.






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